Exhibit 3.13

AMENDED AND RESTATED CERTIFICATE OF FORMATION

OF

PLAYTEX PRODUCTS, LLC

Playtex Products, LLC was originally formed on September 1, 1988 as Playtex Products, Inc. and converted to Playtex Products, LLC on October 1, 2008 and this Certificate was duly executed in accordance with Section 18-208 of the Delaware Limited Liability Company Act.

The Certificate of Formation of Playtex Products, LLC is hereby amended and restated as follows:

FIRST: The name of the limited liability company (hereinafter called the “limited liability company”) is Playtex Products, LLC.

SECOND: The address of the registered office and the name and the address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Formation on December 15, 2011.

/s/ Mark S. Lavigne
Mark S. LaVigne, Vice President and Secretary